UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2007

INYX, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	333-83152 (Commission file number)	75-2870720 (I.R.S. Employer Identification No.)

825 Third Avenue, 40th Floor, New York, New York (Address of principal executive offices)
Registrant’s telephone number, including area code: (212) 838-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.            Other Events.

Management has not yet been able to properly collect and complete all the information required by its auditors in order to file its Form 10-K annual report on a timely basis. During the course of its audit process and its efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), management has identified internal control weaknesses that it has to fully assess in the process of completing its audit under PCAOB standards. The Company has informed its independent audit committee and current independent auditors, Berkovits, Lago & Company LLP, that at this time, it is not in a position to complete its financial statements for the year ended December 31, 2006 and provide the supporting documents requested by the independent auditors in time for the Company to file its Form 10-K for such reporting period by April 2, 2007.

The Company has commenced an internal review to ascertain the full extent of the internal control weaknesses and whether management will be able to conclude as to the effect on the audit of the Company’s financial statements as of December 31, 2006. At this time, the Company does not know if it will be required to restate its financial results for prior periods in 2006, and therefore any estimated losses that may impact such previous periods reported on during 2006 cannot be determined at this time. A restatement may result in lower revenues, a greater loss or an impairment of assets in 2006.

In 2006, as an accelerated filer, the Company commenced a comprehensive effort to comply with Section 404. The Company’s Section 404 compliance efforts include documentation, evaluation, and the design and testing of the operating effectiveness of its internal control over financial reporting.

The Company continues to assess its findings and has not reached a conclusion as to whether there are likely to be any other internal control weaknesses to report under Section 404 for the year ending December 31, 2006. Since management has not completed its testing and evaluation of the Company’s internal control over financial reporting, and with respect to any control deficiencies identified to date, the Company’s management may ultimately identify additional control deficiencies. The Company will conclude its analyses and report its findings prior to filing its Annual Report on Form 10-K for the year ending December 31, 2006.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INYX, INC.

By:	/s/ David Zinn
David Zinn Vice President Finance and Principal Accounting Officer

Dated:	March 26, 2007